Exhibit 99.2

                             INZON CORPORATION AND
                            W-J INTERNATIONAL, LTD.
                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINING FINANCIAL STATEMENTS

          Effective September 23, 2004, InZon Corporation ("INZON"), a Delaware Corporation, all of the stockholders of INZON, and W-J International, Ltd., a Nevada corporation ("WJI") entered into an Agreement and Plan of Merger (the "Agreement").

          WJI was an inactive public company that has been dormant since 1994. WJI has been exploring business opportunities in an attempt to enter into a transaction with a company where the controlling interest in WJI would be acquired by the successor company.

          After conducting a 6 for one reverse split of its 12,214,632 outstanding shares and entering into four consulting agreements requiring it to issue a total of 1,700,000 consulting shares, WJI received an exchange of all of the outstanding shares of INZON for 26,215,944 shares of validly issued, fully paid and non-assessable common stock of WJI (approximately 87.5% of the issued and outstanding shares of WJI, after giving effect to the reverse split and the issuance of 1,700,000 post-split shares to consultants).

          For accounting purposes, the transaction has been recorded as if INZON acquired WJI, a reverse acquisition. Subsequent to the business combination, the current Board of Directors of INZON will control a majority of the common stock of WJI. As a result of the large number of shares being issued in connection with the transaction, the fact that the shares represent unregistered securities, and the market for the securities is thin, the fair value of INZON's net assets was used to determine the value of the shares exchanged.

          The attached unaudited pro forma condensed balance sheet as of September 30, 2004, and the condensed statements of operations for the twelve months then ended give effect to the Agreement. The pro forma combining statements of operations assume that the transaction took place as of the beginning of the period presented.

          The pro forma combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transaction been consummated at the beginning of the period presented, nor is it necessarily indicative of future operating results.

          The pro forma combining financial information should be read in conjunction with the historical unaudited financial statements and the related notes thereto of INZON, and the historical financial statements and related notes thereto of WJI, included in WJI's annual reports filed on Form 10-KSB as of and for the years ended September 30, 2003, and 2002, and WJI's quarterly reports filed on Form 10-QSB as of and for the quarters ended December 31, 2003, March 31, 2004, and June 30, 2004.


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                             INZON CORPORATION AND
                            W-J INTERNATIONAL, LTD.
                  PRO FORMA COMBINING BALANCE SHEET (UNAUDITED)



                                      INZON         WJI            Adjustments     Pro Forma

ASSETS

Current Assets:
     Cash and Equivalents            $   260        $      -         $      -         $     260

          Total Current Assets           260               -                -               260

Property and Equipment:
     Property & Equip, net of
     depreciation of $15,767         173,434               -                -           173,434
     Software, net of amorti-
     Zation of $31,042               341,458               -                -           341,458

          Total assets:             $515,152        $      -         $      -         $ 515,152

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
     Current portion Equip.
     note payable                   $ 39,333        $      -         $      -         $   1,751
     Notes Payable-Stockholders      141,332               -                -           141,332
     Accounts Payable                      -         107,623          (106,000)           1,623
     Interest Payable-Stockholders     2,333               -               -              2,333
     Accrued Salaries-related
     Parties                         140,000               -               -            140,000

     Total Current Liabilities       322,998         107,623               -            287,039

Long Term Debt
     Equipment Note Payable,
     Less current portion:           132,149               -               -                 -

          Total Liabilities:      $  455,147        $107,623       $(106,000)         $ 456,770


Stockholder's equity:
     Capital stock                    26,216           2,036           1,700( 1)(3)      29,952
     Additional paid in capital      246,119       2,394,950      (2,394,950)(2)        246,119
     Retained earnings
     (accumulated deficit)          (212,330)     (2,504,609)      2,394,950(2)        (321,989)
Total Stockholders' Equity:           60,005               -        (109,659)(2)        (49,654)

          Total Liabilities and
          Stockholders' Equity:     $515,152         $     0       $ (58,382)          $456,770


(1) As part of the transaction, WJI issued 26,215,944 post-split shares to the stockholders of
INZ, and issued 1,700,000 shares to certain consultants.

(2) The additional paid-in capital of WJI of $2,394,950 was eliminated against the accumulated deficit of ($2,504,609).

(3) All common stock of INZ, consisting of 26,215,944 shares, was eliminated.





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                                INZON CORPORATION AND
                               W-J INTERNATIONAL, LTD.
             PRO FORMA COMBINING STATEMENT OF OPERATIONS (UNAUDITED)


                                    INZON         WJI  Adjustments   Pro Forma

INCOME
     Sales                         $       -  $      -   $     -    $       -
     Cost of Goods                         -         -         -            -
       Gross Profit from Sales:            -         -         -            -


Other Revenue:
     Interest Income                       -        71         -           71
       Total Income                        -        71         -           71


EXPENSES
     General & Admin                  163,188   46,712         -       46,712
     Interest Expense                   2,333       16
     Deprec. & Amortization            46,809        -
         Income (Loss) before taxes  (212,330) (46,657)        -     (258,987)

Provision for income taxes                 -         -         -            -

          Net loss                 $(212,330) $(46,657)  $     -    $(258,987)



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